Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-250094, 333-237096, 333-237488, 333-227696, 333-230332 and 333-254370) and the Registration Statement on Form S-3 (No. 333-252432) of Ra Medical Systems, Inc. (the “Company”) of our report dated March 23, 2022, relating to our audit of the Company’s financial statements as of December 31, 2021, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which report included an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ HASKELL & WHITE LLP

Irvine, California

March 23, 2022